Exhibit 5.1

ATTORNEYS & COUNSELORS AT LAW
633 SEVENTEENTH STREET, SUITE 3000
DENVER, COLORADO 80202

Sherman & Howard L.L.C.	TELEPHONE: (303)297-2900
FAX: (303)298-0940

OFFICES IN: COLORADO SPRINGS • STEAMBOAT SPRINGS • VAIL
PHOENIX • RENO • LAS VEGAS • ST. LOUIS

September 24, 2009

CoBiz Financial Inc.

821 17th Street

Denver, CO 80202

Re:          Legality of Securities to be Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for CoBiz Financial Inc. (the “Company”) in connection with the preparation, execution and filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, relating to the registration of 450,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which may be issued pursuant to the Company’s Employee Stock Purchase Plan (the “Plan”).

In connection with the opinion expressed below, we have made such factual inquiries and have examined or caused to be examined such questions of law as we have considered necessary or appropriate for the purpose of such opinion.  On the basis of such inquiries and examinations, it is our opinion that any shares of Common Stock hereafter issued pursuant to the Plan have been duly authorized and, when issued and paid for as provided in the Plan, will be validly  issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement referred to above.  By so consenting, we do not admit that we are experts with respect to any portion of the Registration Statement so as to require such consent.

Very truly yours,

/s/ SHERMAN & HOWARD L.L.C.